SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT – June 13, 2011

(Date of earliest event reported)

honeywell international inc.

(Exact name of Registrant as specified in its Charter)

DELAWARE (State or other jurisdiction of incorporation)	1-8974 (Commission File Number)	22-2640650 (I.R.S. Employer Identification Number)

101 COLUMBIA ROAD, P.O. BOX 4000, MORRISTOWN, NEW JERSEY	07962-2497
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (973) 455-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[X] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On June 13, 2011, Honeywell International Inc. (the “Company”) issued a press release announcing its entrance into a definitive agreement to acquire EMS Technologies, Inc. (“EMS”), pursuant to which Egret Acquisition Corp., a wholly-owned subsidiary of the Company (“Egret”) will launch a cash tender offer for all of the shares of common stock of EMS at a purchase price of $33.00 per share. Upon successful completion of the cash tender offer, Egret would merge with and into EMS and EMS would become a wholly-owned subsidiary of the Company. The Company’s press release announcing the transaction is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Additional Information

The planned tender offer described in this document and the exhibit hereto has not yet been commenced. This document and the exhibit hereto are neither an offer to purchase nor a solicitation of an offer to sell shares of EMS. At the time the tender offer is commenced, the Company and Egret intend to file a Tender Offer Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer and EMS intends to file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. The Company, Egret and EMS intend to mail these documents to the stockholders of EMS. These documents will contain important information about the tender offer and stockholders of EMS are urged to read them carefully when they become available. Stockholders of EMS will be able to obtain a free copy of these documents (when they become available) and other documents filed by EMS, the Company or Egret with the Securities and Exchange Commission (the “Commission”) at the website maintained by the Commission at www.sec.gov. In addition, stockholders will be able to obtain a free copy of these documents (when they become available) from the information agent named in the offer to purchase or from the Company.

Item 9.01 Financial Statement and Exhibits

(d)	Exhibits.

The following exhibit is filed as part of this report:

Exhibit #	Description

99.1	Press Release, dated June 13, 2011, issued by Honeywell International Inc. announcing the transaction

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 13, 2011	Honeywell International Inc.

	By:	/s/ Thomas F. Larkins
Thomas F. Larkins Vice President, Corporate Secretary and Deputy General Counsel

INDEX TO EXHIBITS

Exhibit #	Description

99.1	Press Release, dated June 13, 2011, issued by Honeywell International Inc. announcing the transaction